Exhibit 10.1

7 November 2019

PERSONAL AND CONFIDENTIAL

Mr. Timothy C. Carlson
6 Ironwood Drive
Sandy Hook, CT 06482

Re:	Employment Offer Letter

Dear Tim:

This employment offer letter replaces in its entirety the agreement dated October 17, 2016 between yourself and Tronox LLC with respect to your services as Tronox Holding plc’s Senior Vice President and Chief Financial Officer, such position located in Stamford, CT, or such other location in the metropolitan New York area as you and Tronox may agree. The annual rate of pay for the assignment is $551,500 payable bi-weekly every other Friday. This position is job grade 36, and reports directly to Jeffry N. Quinn, Chief Executive Officer and Chairman of the Board.

Tronox has an annual cash incentive program. Your targeted payout will remain 70% of your base if the Company achieves 100% of its targets with a maximum payout of 140% if the Company achieves 200% of its targets. Awards are typically paid in the first quarter of the following year.

You will remain eligible for an annual Long-Term Incentive (LTIP) award equal to approximately 150% of your base salary in accordance with the Company’s annual LTIP grants. This grant currently consists of time-based restricted shares vesting ratably over three years and performance-based restricted stock lapsing after three years.

The Company offers its employees a comprehensive and competitive benefits package that includes a full range of healthcare and life insurance benefits. The Company’s 401(k) plan has a Company match of 100% of the first 6% of an employee’s contribution up to 6% of salary and bonus. In addition, Tronox is contributing a profit sharing discretionary amount of 6% of salary and bonus to employee’s 401(k) accounts. Combined with the Company match and discretionary contributions, assuming you contribute 6% to your 401k, 18% of your salary and bonus will go towards your 401(k) retirement account on a monthly basis.

In the event of termination without cause, you will receive one times the sum of your annual base salary and annual target bonus, paid lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control you will receive one times the sum of your annual base salary and annual target bonus in addition to 12 months of base salary severance.

Tronox Holdings plc
410 Park Avenue
14th Floor
New York, NY  10022
T: +646.960.6503 | W: www.tronox.com

Timothy C. Carlson Employment Offer Letter 7 November 2019 Page 2

You will be eligible to receive 5 weeks of vacation annually and 10 Company paid holidays. Tronox also provides 10 days of sick leave annually. In addition, you will be eligible to participate in the Company’s Executive Financial Counseling Program and utilize financial advisors of your own choosing provided that the Company will not reimburse you for more than $10,000 per year for this service.

I look forward to continuing to work with you at Tronox.

Sincerely,

/s/ Jeffry N. Quinn

Jeffry N. Quinn
Chairman and CEO
Tronox Holdings plc

Acknowledgement:

Agreed on this the 7th day of November 2019

/s/ Timothy C. Carlson
By: Timothy C. Carlson